Exhibit 10.6
CNB FINANCIAL CORPORATION
2025 OMNIBUS INCENTIVE PLAN
PERFORMANCE RESTRICTED STOCK AGREEMENT
COVER SHEET

CNB Financial Corporation, a Pennsylvania corporation (the “Company”), hereby grants (the “Grant”) shares of its common stock, no par value per share (the “Stock”), to the Grantee named below, subject to the achievement of performance factors over a performance period and other conditions set forth below. Additional terms and conditions of the Grant are set forth in this cover sheet and in the attached Performance Restricted Stock Agreement (collectively, the “Agreement”), in the Company’s 2025 Omnibus Incentive Plan (as amended from time to time, the “Plan”), and in any written employment or other written compensatory agreement between you and the Company or any Affiliate (if any, the “Employment Agreement”).

Grantee’s Name:
Grant Date:
Target Number of Shares of Stock Covered by the Grant:
Maximum Number of Shares of Stock Covered by the Grant:
Purchase Price per Share of Stock:
Fair Market Value per Share of Stock as of Grant Date:
Performance Period:

By your signature below, you agree to all of the terms and conditions described in the Agreement and in the Plan, a copy of which has been made available to you. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the Plan.

Grantee:		Date:
(Signature)

Company:		Date:
(Signature)

Name:
Title:

CNB FINANCIAL CORPORATION
2025 OMNIBUS INCENTIVE PLAN
PERFORMANCE RESTRICTED STOCK AGREEMENT

Restricted Stock
This Grant is an award of Stock in the number of shares set forth on the cover sheet of this Agreement, at the purchase price set forth on the cover sheet of this Agreement, and subject to the terms and conditions set forth in this Agreement and in the Plan (the “Restricted Stock”). The purchase price, if any, is deemed paid by your prior services to the Company and its Affiliates.

Nontransferability
To the extent not yet vested, your shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the shares of Restricted Stock be made subject to execution, attachment, or similar process. If you attempt to do any of these things, you will immediately and automatically forfeit your shares of Restricted Stock.

Vesting
The Company will issue your Restricted Stock in your name as of the Grant Date set forth on the cover sheet of this Agreement.
The number of shares of Stock, if any, that are eligible to vest pursuant to the terms of this Agreement (the “Eligible Stock”) will be calculated based on the attainment, as determined by the Committee, of the performance factors described in Exhibit A to this Agreement (the “Performance Factors”) over the Performance Period set forth on the cover sheet, which number of shares of Eligible Stock may be equal to all or a portion, including none, of the Maximum Number of Shares of Stock set forth on the cover sheet of this Agreement.
Promptly following the completion of the Performance Period (and no later than seventy-five (75) days following the end of the Performance Period), the Committee will review and certify in writing (i) whether, and to what extent, the Performance Factors for the Performance Period have been achieved and (ii) the number of shares of Eligible Stock. Such certification will be final, conclusive, and binding. If the Committee’s certification of the Performance Factors produces a fractional share of Eligible Stock, the number of shares of Eligible Stock shall be rounded down to the next whole integer.
Your right to the Eligible Stock will vest on the Vesting Date (as defined in Exhibit A to this Agreement), subject to your continued Service through the Vesting Date.

Trading Restrictions
If you are subject to any Company “blackout” policy or other trading restriction imposed by the Company (a “Restricted Period”) on the Vesting Date, any vesting scheduled to occur on such date shall occur instead on the first subsequent date on which you are not subject to any such policy or restriction. For purposes of this provision, you acknowledge that you may be subject to a Restricted Period for any reason that the Company determines appropriate, including Restricted Periods generally applicable to employees or groups of employees or Restricted Periods applicable to you during an investigation of allegations of misconduct by you.

Forfeiture of Unvested Stock
Unless the termination of your Service triggers accelerated vesting or other treatment of your Grant pursuant to the terms of this Agreement, the Plan, or any other written agreement between the Company or Affiliate and you (including your Employment Agreement), in the event that your Service terminates for any reason, you will forfeit to the Company all of the shares of Restricted Stock subject to this Grant that have not yet vested or with respect to which all applicable restrictions and conditions have not lapsed.

Leaves of Absence
For purposes of this Agreement, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company or an Affiliate in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating ninety (90) days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.
The Company determines, in its sole discretion, which leaves count for this purpose and when your Service terminates for all purposes under the Plan.

Issuance
The issuance of the shares of Restricted Stock and shares of Stock under this Grant will be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry or direct registration (including transaction advices) or the issuance of one or more share certificates. As your interest in the Restricted Stock vests, the recordation of the number of shares of Restricted Stock and shares of Stock attributable to you will be appropriately modified.

If and to the extent that the shares of Restricted Stock are represented by share certificates rather than book entry, all certificates representing the shares of Restricted Stock issued under this Agreement shall, where applicable, have endorsed appropriate legends.

Vesting upon Termination of Employment
Death/Disability/Retirement/Termination without Cause or for Good Reason. If your Service terminates prior to the Vesting Date because of your death, Disability, Retirement (as defined below), your involuntary termination of employment by the Company without Cause, or your voluntary termination for Good Reason (as defined below), then you will vest as of the date of such termination in a pro rata portion of the shares of Eligible Stock measured as of the most recently completed fiscal quarter (that is, the shares of Eligible Stock that would have otherwise been payable to you to the extent the Performance Goals are achieved as described in Exhibit A to this Agreement), with such pro rata portion calculated by multiplying the shares of Eligible Stock by a fraction, the numerator of which equals the number of full months that you were employed during the Performance Period, and the denominator of which equals 36. If the Committee cannot determine the extent to which the Performance Goals have been achieved for the most recently completed fiscal quarter, you will vest in a pro rata portion of the Target Number of Shares of Stock, with such pro rata portion calculated as described above.
Other Termination of Employment. If, before the Vesting Date, you incur a termination of employment for any reason other than those specified above, whether voluntary or involuntary and prior to a Change in Control, you will forfeit all rights to receive any distribution of Restricted Stock.

Definitions of Retirement and Good Reason
For purposes of this Agreement, the following definitions will apply:
(i)“Retirement” means termination of employment with the consent of the Company on or after the “normal retirement age” defined in any tax-qualified retirement plan maintained by the Company.
(ii)“Good Reason” means the occurrence of either of the following circumstances, without your express written consent: (A) a material diminution in your base salary; or (B) a material diminution in your authority, duties, or responsibilities. Notwithstanding the foregoing, a resignation will not be considered to have been on account of Good Reason unless: (1) you provide the Company not less than 30 days’ advance notice in writing within 90 days of the initial occurrence of the condition that is the basis for such Good Reason and the Company does not correct the condition in the 30-day period; and (2) you resign by no later than 60 days after the Company’s time period for correcting the condition has expired.

Change in Control
In the event of the consummation of a Change in Control during the Performance Period and subject to your continued Service through the effective time of the consummation of such Change in Control, then you will vest, as of immediately prior to the consummation of such Change in Control, in the greater of (i) the Target Number of Shares of Stock or (ii) the number of share Stock determined based on achievement of actual performance as of a date reasonably proximal to the date of consummation of the Change in Control (based on pro-rated performance conditions through such date) as determined by the Committee, in its sole discretion.

Withholding Taxes	You agree, as a condition of this Grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the payment of dividends on or the vesting of shares of Restricted Stock or otherwise relating to this Grant. In the event that the Company or any Affiliate determines that any federal, state, local, or foreign tax or withholding payment is required relating to this Grant, the Company or any Affiliate will have the right to require such payments from you or withhold such amounts from other payments due to you from the Company or any Affiliate. To satisfy this withholding obligation, the Company may provide you with the opportunity, in its discretion, to have the Company withhold shares of Stock otherwise issuable to you or by delivering to the Company shares of Stock already owned by you. If the Company provides you with the foregoing opportunity and you fail to make an election to do either, the Company may determine what method to use, including by withholding shares of Stock otherwise issuable to you. The shares of Stock so delivered or withheld must have an aggregate Fair Market Value equal to the withholding obligation and may not be subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.
Retention Rights
This Agreement and the Grant do not give you the right to be retained or employed by the Company or any Affiliate in any capacity. Unless otherwise specified in an employment or other written agreement between the Company or any Affiliate and you (including your Employment Agreement), the Company and any Affiliate reserve the right to terminate your Service at any time and for any reason.

Stockholder Rights
You have the right to vote the shares of Restricted Stock and, subject to this provision, to receive any dividends declared or paid with respect to such shares of Restricted Stock. Any distributions you receive as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be deemed to be a part of the Restricted Stock and subject to the same conditions and restrictions applicable thereto.
Any cash dividend with respect to the Restricted Stock (including the Eligible Stock) will be subject to the same conditions and restrictions applicable to the Restricted Stock. Any such cash dividends will be accrued from the Grant Date to the date on which the shares of Restricted Stock vest, and such cash dividends will be paid to you as soon as practicable after the date on which your shares of Restricted Stock vest and, in any event, no later than March 15th of the calendar year after your shares of Restricted Stock vest.
No adjustments are made for dividends, distributions, or other rights if the applicable record date occurs before your certificate is issued (or an appropriate book entry is made), except as described in the Plan.
Your Restricted Stock will be subject to the terms of any applicable agreement of merger, liquidation, or reorganization in the event the Company is subject to such corporate activity.

Forfeiture of Rights
Unless otherwise provided in your Employment Agreement or other written agreement between the Company or any Affiliate and you, if you should take actions in competition with the Company, or violate the non-solicitation covenant below, the Company shall have the right to cause a forfeiture of your unvested shares of Restricted Stock, and with respect to those shares of Restricted Stock vesting during the period commencing twelve (12) months prior to your termination of Service with the Company, the right to cause a forfeiture of those vested shares of Stock.
Unless otherwise provided in your Employment Agreement or other written agreement between the Company or any Affiliate and you, you take actions in competition with the Company if, during your Service with the Company or its Affiliates or for a period of twelve (12) months thereafter, you directly or indirectly, own, manage, operate, join, or control, or participate in the ownership, management, operation, or control of, or are a proprietor, director, officer, stockholder, member, partner, or an employee or agent of, or a consultant to any business, firm, Company, partnership, or other entity which competes with any business in which the Company or any of its Affiliates is engaged during your employment or other relationship with the Company or its Affiliates or at the time of your termination of Service. Under the prior sentence, ownership of less than one percent (1%) of the securities of a public company shall not be treated as an action in competition with the Company. If the meaning of competition set forth in your Employment Agreement or other written agreement is inconsistent with the meaning set forth in this Agreement, then the definition set forth in your Employment Agreement or other written agreement shall control.
Unless otherwise provided in your Employment Agreement or other written agreement between the Company or any Affiliate and you, you take actions in violation of the non-solicitation covenant during your Service with the Company or its Affiliates or for a period of twelve (12) months thereafter, you directly or indirectly solicit, hire, induce, entice or encourage or attempt to solicit, hire, induce, entice or encourage any employee of the Company or any of its Affiliates to render services for any other person, firm, entity or corporation or, except in the performance of your duties for the Company or its Affiliates, to terminate his or her employment with the Company or any of its Affiliates. If the meaning of violating the non-solicitation covenant set forth in your Employment Agreement or other written agreement is inconsistent with the meaning set forth in this Agreement, then the definition set forth in your Employment Agreement or other written agreement shall control.

Clawback
This Grant is subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to (i) any Company “clawback” or recoupment policy or (ii) any law, rule, or regulation that requires the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy or law, rule, or regulation.

If the Company is required to prepare an accounting restatement due to (i) the material noncompliance of the Company with any financial reporting requirement under the securities laws or (ii) your misconduct (a “Triggering Event”), you will reimburse the Company the amount of any payment in settlement of this Grant earned or accrued during the three-year (3-year) period preceding the Triggering Event.

Applicable Law
This Agreement will be interpreted and enforced under the laws of the Commonwealth of Pennsylvania, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan
The text of the Plan is incorporated into the Agreement by reference.
Certain capitalized terms used in the Agreement are defined in the Plan and have the meaning set forth in the Plan.
This Agreement, the Plan, and your Employment Agreement constitute the entire understanding between you and the Company regarding this Grant of Restricted Stock. Any prior agreements, commitments, or negotiations concerning this Grant are superseded; except that any written employment, consulting, confidentiality, non-solicitation, and/or severance agreement between you and the Company or any Affiliate will supersede this Agreement with respect to its subject matter.

Data Privacy
To administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you, such as your contact information and payroll information, and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this Grant, you give explicit consent to the Company to process any such personal data.

Consent to Electronic Delivery
The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this Grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Company’s Human Resources Department to request paper copies of these documents.

Code Section 409A
The Grant is intended to be exempt from, or to comply with, Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Code Section 409A. Notwithstanding anything to the contrary in the Plan or this Agreement, neither the Company, its Affiliates, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Code Section 409A, and neither the Company, an Affiliate, the Board, the Committee, nor any person acting on behalf of the Company, an Affiliate, the Board, or the Committee will be liable to you or to your estate or beneficiary by reason of any acceleration of income or any additional tax (including any interest and penalties), asserted by reason of the failure of the grant to satisfy the requirements of Code Section 409A or otherwise asserted with respect to the Grant.

By signing the Agreement, you agree to all of the terms and conditions described above and in the Plan.

EXHIBIT A
NUMBER AND VESTING OF ELIGIBLE STOCK
The shares of Eligible Stock are subject to both the Performance-Based Vesting Requirements and Time-Based Vesting Requirements set forth below.
Performance-Based Vesting Requirements:
Promptly following the end of the Performance Period, the Committee will determine your number of shares of Eligible Stock based on the Committee’s assessment of the achievement of the following performance factors (together, the “Performance Factors”) during the Performance Period: (i) the [EPS Performance Factor] and (ii) the [ROAE Performance Factor].
The Committee will assess each of the Performance Factors independently, as outlined below, and thereby determine the EPS Award and ROAE Award. The sum of the [EPS Award] and [ROAE Award], rounded to the nearest whole share, will determine the number of Actual Performance Shares. In no event may you earn more than the Maximum Number of Shares of Stock as set forth on the cover sheet of the Agreement.
Determination of [EPS Award]
Half of the Target Number of Shares of Stock is multiplied by the [EPS Performance Factor] to determine your [EPS Award]. The Committee will calculate the [EPS Award] based on the Company’s annual cumulative growth rate during the Performance Period (“[EPS Growth]”) relative to the Industry Index (as defined below). The Committee will calculate [EPS Growth] for the Company and for each other company in the Industry Index for the Performance Period by dividing (x) [the sum of the company’s diluted earnings per share for each of the years during the Performance Period] by (y) [the company’s diluted earnings per share for the calendar year prior to the Performance Period], based on data available to the public. The “[EPS Performance Factor]” will be based on the Company’s percentile ranking of its [EPS Growth] among the companies in the Industry Index, as determined under the following table:

[EPS Growth Percentile Ranking]	[EPS Performance Factor] (%)
At or above the [ ] Percentile (Top [ ]%)	[ ]%
At the [ ] Percentile	[ ]%
At the [ ] Percentile	[ ]%
Below the [ ] Percentile (Bottom [ ]%)	[ ]%
For performance between stated ranking in the table above, the performance factor is determined using a straight-line interpolation.

For purposes of this Agreement, the “Industry Index” will consist of the [ ] as of the first trading day of the Performance Period. If any company in the Industry Index has a negative diluted earnings per share in the calendar year prior to the Performance Period, the Committee will not calculate [EPS Growth] for such company, but such company will remain included in the Industry Index for purposes of determining the Company’s [EPS Growth] Percentile Ranking. Also, if an Industry Index component company is acquired or is delisted from the major exchange during the Performance Period, such company will be excluded from the Industry Index and the total sample size will be reduced.
Diluted earnings per share will be determined after making adjustments to exclude the following: (a) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (b) any reorganization and restructuring programs; and (c) acquisitions or divestitures and related expenses.
For clarity, no [EPS Award] will be earned if the Company’s [EPS Growth] Percentile Ranking is below the [ ] Percentile.
Determination of [ROAE Award]
Half of the Target Number of Shares of Stock is multiplied by the [ROAE Performance Factor] to determine your [ROAE Award]. The Committee will calculate the [ROAE Award] based on the Company’s achievement of Return on Average Equity (“[ROAE]”) during the Performance Period relative to the Industry Index (as defined below). The Committee will calculate the [ROAE] for the Company and for each other company in the Industry Index for the Performance Period based on data available to the public. The “[ROAE Performance Factor]” will be based on the Company’s percentile ranking of its [ROAE] among the companies in the Industry Index, as determined under the following table:

[ROAE] Percentile Ranking	[ROAE Performance Factor] (%)
At or above the [ ] Percentile (Top [ ]%)	[ ]%
At the [ ] Percentile	[ ]%
At the [ ] Percentile	[ ]%
Below the [ ] Percentile (Bottom [ ]%)	[ ]%
For performance between stated ranking in the table above, the performance factor is determined using a straight-line interpolation.
For purposes of this Agreement, the “Industry Index” will consist of the [ ] as of the first trading day of the Performance Period; provided that, if an Industry Index component company is acquired or is delisted from the major exchange during the Performance Period, such company will be excluded from the Industry Index and the total sample size will be reduced.
[ROAE] will be determined after making adjustments to exclude the following: (a) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (b) any reorganization and restructuring programs; and (c) acquisitions or divestitures and related expenses.

For clarity, no [ROAE Award] will be earned if the Company’s [ROAE] Percentile Ranking is below the [ ] Percentile.